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                                                                    EXHIBIT 99.1

ONLINE RESOURCES APPROVES STOCKHOLDER RIGHTS PLAN

MCLEAN, VA., JANUARY 15, 2002 -- Online Resources Corp. (Nasdaq: ORCC), a leading outsourcer of e-financial services, today announced that its Board of Directors has adopted a stockholder rights plan. This plan is designed to protect the interests of the stockholders in the event of an unsolicited attempt to acquire the company. Details of the plan will be available in a Form 8-K which will be filed with the Securities Exchange Commission as well as in a brief overview of the plan that is available on the company's website at www.orcc.com.

ABOUT ONLINE RESOURCES

Online Resources (Nasdaq:ORCC - www.orcc.com) is a leading outsourcer of e-financial services, with over 500 bank and credit union clients. The company's comprehensive QuotienSM suite of services provides Internet banking, electronic bill payment-presentment, and other consumer and small business e-finance applications. The company performs 24x7 customer care and consumer marketing services, giving clients the benefit of a single, integrated solution, backed by a unique end-to-end service guarantee and real-time transaction capabilities. Online Resources processes over 60 million e-finance transactions annually, including $3 billion in consumer bill payments.

The discussion in this news release includes forward-looking statements that are subject to certain risks and uncertainties. Such statements are based on management's current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth or implied by forward-looking statements, including, but not limited to uncertainties as to the extent of future government regulation of Online Resources' business, uncertainties as to whether Online Resources and its collaborators will be successful in developing, and obtaining regulatory approval for, and commercial acceptance of, therapeutics; the risk that markets will not exist for therapeutic compounds that Online Resources develops or if such markets exist, that Online Resources will not be able to sell compounds, which it develops, at acceptable prices. . All information in this press release is as of January, 2001, and Online Resources undertakes no duty to update this information unless required by law.

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